For Immediate Release

Contact:	Joel S. Marcus
Chairman, Chief Executive Officer & Founder
Alexandria Real Estate Equities, Inc.
(626) 578-9693

Alexandria Real Estate Equities, Inc. Elects Michael A. Woronoff to Board of Directors

PASADENA, Calif., July 6, 2017 – Alexandria Real Estate Equities, Inc. (NYSE:ARE) announced today that its Board of Directors has elected Michael A. Woronoff as an independent director. The Company’s Board of Directors has also appointed Mr. Woronoff to serve as a member of the Audit Committee and the Science & Technology Committee. Mr. Woronoff is an “audit committee financial expert” within the meaning of the rules of the Securities and Exchange Commission (SEC) and is an independent director in accordance with New York Stock Exchange (NYSE) listing standards and SEC rules. His term will run until the 2018 annual meeting of stockholders of the Company.

Mr. Woronoff is a partner of Proskauer Rose LLP (Proskauer), head of Proskauer’s Los Angeles office and its West Coast corporate and securities practice and a member of the firm’s Executive Committee. Mr. Woronoff advises clients on a variety of corporate and securities law matters, including SEC reporting obligations, corporate governance and strategic alliances.

Mr. Woronoff has been repeatedly recognized by leading legal and business publications, including The American Lawyer, Chambers Global, Chambers USA, the Los Angeles Business Journal and The Wall Street Journal. The Best Lawyers in America has recognized him eight times and named him the 2016 “Lawyer of the Year” for Corporate Law in Los Angeles. In 2016, the Daily Journal named him one of the “Top 100 Lawyers in California” for the fifth time.

Prior to joining Proskauer in 2004, Mr. Woronoff co-founded and was a principal of Shelter Capital Partners, a Southern California-based private equity fund that invests in technology and technology-enabled businesses at all stages of development. Prior to joining Shelter in 2000, Mr. Woronoff was a partner at Skadden, Arps, Slate, Meagher & Flom LLP, where he practiced corporate and securities law for 15 years. He received a Juris Doctor degree from the University of Michigan Law School, a Master of Science in Industrial Administration degree from Krannert Graduate School of Management at Purdue University and a Bachelor of Science in Industrial Management degree from Purdue University.

“We are honored and pleased to welcome Mr. Woronoff to our Board of Directors,” said Joel S. Marcus, founder, chief executive officer and chairman of Alexandria Real Estate Equities, Inc. “Mr. Woronoff is an exceptional business leader with important experience in corporate and securities law and capital market transactions. We believe Alexandria will greatly benefit from his unique leadership talent, expertise, experience and mentorship.”

About Alexandria Real Estate Equities, Inc.

Alexandria Real Estate Equities, Inc. (NYSE:ARE), an S&P 500® company, is an urban office REIT uniquely focused on collaborative life science and technology campuses in AAA innovation cluster locations, with a total market capitalization of $14.5 billion and an asset base in North America of 28.2 million square feet as of March 31, 2017. The asset base in North America includes 20.1 million RSF of operating properties, including 1.6 million RSF of development and redevelopment of new Class A properties currently undergoing construction. Founded in 1994, Alexandria pioneered this niche and has since established a significant market presence in key locations, including Greater Boston, San Francisco, New York City, San Diego, Seattle, Maryland and Research Triangle Park. Alexandria has a longstanding and proven track record of developing Class A properties clustered in urban life science and technology campuses that provide its innovative tenants with highly dynamic and collaborative environments that enhance their ability to successfully recruit and retain world-class talent and inspire productivity, efficiency, creativity and success. We believe these advantages result in higher occupancy levels, longer lease terms, higher rental income, higher returns and greater long-term asset value. For additional information on Alexandria, please visit www.are.com.

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